EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Registration Statements (File Nos. 333-221301) on Form S-3, and the Registration Statements (Nos. 333-188767, 333-178388 and post-effective amendment No. 1 thereto, 333-204355, 333-225141 and 333-225134) on Form S-8 of WPX Energy, Inc. of our reserve report dated March 3, 2020, with respect to estimates of reserves and future net revenue of Felix Energy Holdings II, LLC, as of December 31, 2019 included in or made a part of this Current Report  on Form 8-K/A.  We also consent to the reference to our firm contained in the Registration Statements, including under the heading “Experts.”

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons, P.E.
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

March 12, 2020